Exhibit 99.1 NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Net Income Up 14.2%

in Second Quarter 2012

•	Sales increased 17.2% in the quarter to $65.0 million

•	Diluted earnings per share of $0.39, up 11% from prior year

•	2012 revenue guidance increased to $260 million to $275 million

•	Record quarter for bookings of $77.2 million

EAST AURORA, NY August 7, 2012 – Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for the three and six months ended June 30, 2012.

	Three Months Ended			Six Months Ended
	June 30, 2012	July 2, 2011	% Change	June 30, 2012	July 2, 2011	% Change
Sales	$64,989	$55,475	17.2%	$130,127	$110,603	17.7%
Gross profit	$17,054	$14,386	18.5%	$35,174	$28,892	21.7%
Gross margin	26.2%	25.9%		27.0%	26.1%
SG&A	$9,278	$7,144	29.9%	$18,133	$13,489	34.4%
SG&A percent to sales	14.3%	12.9%		13.9%	12.2%
Income from Operations	$7,776	$7,242	7.4%	$17,041	$15,403	10.6%
Operating margin %	12.0%	13.1%		13.1%	13.9%
Net Income	$5,194	$4,548	14.2%	$11,289	$9,757	15.7%
Net Income %	8.0%	8.2%		8.7%	8.8%

Peter J. Gundermann, President and Chief Executive Officer, commented, “We had another very strong quarter with excellent sales, profits and new orders. Our market conditions remain strong and we received a record amount of new orders during the quarter totaling over $77 million. We are pleased with our progress during the first half of 2012 and expect strong conditions to prevail through the remainder of the year.”

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Astronics Corporation Reports Net Income Up 14.2% in Second Quarter 2012

August 7, 2012

Consolidated Review

Sales in the second quarter of 2012 were $65.0 million, up $9.5 million, or 17.2%, from the prior year second quarter sales of $55.5 million. Aerospace sales, which represented 96% of total second quarter sales, increased 20.2% over the prior year period to $62.4 million. Test Systems sales decreased to $2.6 million for the second quarter 2012 compared with $3.5 million in last year’s second quarter.

Year-to-date sales in 2012 were $130.1 million, up $19.5 million, or 17.7%, from the prior year-to-date sales of $110.6 million. Aerospace sales increased 21.8% over the prior year-to-date period to $124.4 million. Test Systems year-to-date sales decreased to $5.7 million compared with $8.5 million in the prior year.

Consolidated operating margin in the 2012 second quarter was 12.0% compared with 13.1% in the prior year period. Year-to-date consolidated operating margin was 13.1% compared with 13.9% in the prior year period. Year-to-date and second quarter increases in engineering and development (E&D) costs, which are included in cost of products sold, offset leverage from increased aerospace sales. E&D costs were $11.1 million and $21.1 million in the 2012 second quarter and year-to-date periods, respectively, compared with $8.8 million and $17.1 million in the 2011 second quarter and year-to-date periods, respectively. E&D spending for 2012 is expected to be in the range of $40 million to $43 million.

Consolidated SG&A in the 2012 second quarter was $9.3 million increasing $2.2 million when compared with $7.1 million in the prior year second quarter. The increase was a result of the incremental SG&A costs associated with Ballard Technology (“Ballard”) which was acquired in November 2011, as well as increased compensation costs. Year-to-date consolidated SG&A was $18.1 million, increasing $4.6 million when compared with $13.5 million in the prior year period. The increase was due primarily to the incremental Ballard SG&A costs and increased compensation and legal costs.

Net income in the second quarter of 2012 was $5.2 million, or $0.39 per diluted share, compared with net income of $4.5 million, or $0.35 per diluted share, in the same period of last year. Year-to-date net income in 2012 was $11.3 million, or $0.86 per diluted share, compared with net income of $9.8 million, or $0.76 per diluted share, in the same period of last year. Earnings per share for the second quarter and year-to-date periods of 2011 have been restated to reflect the impact of the one-for-ten Class B stock distribution to shareholders of record on August 16, 2011.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Second quarter 2012 aerospace sales increased 20.2% to $62.4 million compared with $51.9 million in the second quarter of 2011. Sales to the commercial transport market increased primarily on higher cabin electronics shipments as global demand for passenger power systems continues to be strong. Also contributing to the increase was the addition of Ballard’s avionics databus products as well as increased sales of aircraft lighting and airframe power products. Military sales increased due primarily to increased aircraft lighting sales and the addition of Ballard’s avionics databus military sales. Sales to the business jet market were up when compared with last year’s second quarter due to increased aircraft lighting sales.

Year-to-date sales in 2012 to the commercial transport market also increased primarily from increased cabin electronics sales, the addition of Ballard and higher demand for aircraft lighting and airframe power products. Military sales increased due to the addition of Ballard military sales offset partially by lower aircraft lighting and airframe power sales. Sales to the business jet market were up when compared with last year, due to increased aircraft lighting sales partially offset by lower airframe power sales.

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Astronics Corporation Reports Net Income Up 14.2% in Second Quarter 2012

August 7, 2012

Aerospace operating profit for the second quarter of 2012 was $10.9 million, or 17.5% of sales, compared with $9.0 million, or 17.3% of sales, in the same period last year. Leverage from higher sales was partially offset by increased E&D costs and increased compensation costs.

Year-to-date 2012 Aerospace operating profit was $22.8 million, or 18.3% of sales, compared with $18.3 million, or 17.9% of sales, in the same period last year. The increase in year-to-date operating profit was due to leverage from the higher sales partially offset by increased E&D costs combined with higher legal and compensation costs.

Bookings during the second quarter and first half of 2012 were $75.7 million and $134.2 million, respectively, compared with bookings of $55.0 million and $103.7 million in the second quarter and year-to-date periods of 2011, respectively. Backlog at the end of the second quarter was $107.7 million.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Sales in the 2012 second quarter decreased to $2.6 million when compared with $3.5 million for the same period in 2011. Year-to-date sales in 2012 decreased to $5.7 million when compared with $8.5 million for the same period in 2011.

Test Systems operating loss for the second quarter of 2012 was $1.3 million compared with a loss of $0.5 million in the same period last year. The year-to-date operating loss was $2.4 million compared with a loss of $0.5 million in the same period last year.

Bookings during the second quarter and year-to-date periods were $1.5 million and $3.8 million, respectively. Backlog at the end of the second quarter was $6.5 million.

Balance Sheet

Cash at the end of the 2012 second quarter declined by $2.7 million to $8.2 million compared with $10.9 million at December 31, 2011, primarily as a result of the early extinguishment in January 2012 of a $5.0 million, 6% subordinated note and an increased investment in net working capital assets.

Capital expenditures during the second quarter and first half of 2012 were $2.8 million and $4.5 million, respectively, compared with $6.2 million and $7.0 million for the same periods in 2011, respectively.

The Company expects capital spending in 2012 to be approximately $18 million to $20 million.

Outlook

On June 30, 2012 backlog was $114.2 million, up from backlog of $102.0 million at the end of the trailing first quarter of 2012 and slightly improved over backlog of $102.1 million at the end of the second quarter of 2011. Approximately $82 million of this backlog is expected to ship by the end of 2012 and $96 million is expected to ship over the next four quarters.

Mr. Gundermann concluded, “We began the year with top line expectations of $235 million to $250 million in sales, which we revised upward in May to $250 million to $265 million. Now, based on strong bookings and our recent acquisition of Max-Viz, we are increasing our expected sales range for 2012 to $260 million to $275 million.”

Astronics anticipates that approximately $250 million to $264 million of forecasted 2012 revenue will be from its Aerospace segment, while approximately $10 million to $11 million of the forecasted revenue will be from its Test Systems segment.

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Astronics Corporation Reports Net Income Up 14.2% in Second Quarter 2012

August 7, 2012

Second Quarter and Year to Date 2012 Webcast and Conference Call

The Company will host a teleconference at 11:30 AM ET on Tuesday, August 7, 2012. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 396116. The telephonic replay will be available from 2:30 p.m. on the day of the call through Tuesday, August 14, 2012. A transcript will also be posted to the Company’s Web site, once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation and Luminescent Systems Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports Net Income Up 14.2% in Second Quarter 2012

August 7, 2012

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	6/30/2012	7/2/2011	6/30/2012	7/2/2011
Sales	$64,989	$55,475	$130,127	$110,603
Cost of products sold	47,935	41,089	94,953	81,711

Gross profit	17,054	14,386	35,174	28,892
Gross margin	26.2%	25.9%	27.0%	26.1%

Selling, general and administrative	9,278	7,144	18,133	13,489
SG&A % of Sales	14.3%	12.9%	13.9%	12.2%

Income from operations	7,776	7,242	17,041	15,403
Operating margin	12.0%	13.1%	13.1%	13.9%

Interest expense, net	266	534	529	1,071

Income before tax	7,510	6,708	16,512	14,332
Income tax expense	2,316	2,160	5,223	4,575

Net Income	$5,194	$4,548	$11,289	$9,757

Net income % of Sales	8.0%	8.2%	8.7%	8.8%

*Basic earnings per share:	$0.42	$0.37	$0.91	$0.81
*Diluted earnings per share:	$0.39	$0.35	$0.86	$0.76

*Weighted average diluted shares outstanding (in thousands)	13,162	12,873	13,138	12,832

Capital Expenditures	$2,831	$6,225	$4,496	$6,979
Depreciation and Amortization	$1,384	$1,204	$2,831	$2,394

*	All share quantities and per share data reported for 2011 has been restated to reflect the impact of the one-for-ten Class B stock distribution to shareholders of record on August 16, 2011.

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Astronics Corporation Reports Net Income Up 14.2% in Second Quarter 2012

August 7, 2012

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

( in thousands)

	6/30/2012	12/31/2011
	(Unaudited)
ASSETS:
Cash and cash equivalents	$8,168	$10,919
Accounts receivable	43,536	35,669
Inventories	44,572	40,094
Other current assets	5,567	5,628
Property, plant and equipment, net	43,562	41,122
Deferred taxes long-term	8,886	7,039
Other long-term assets	2,749	3,249
Intangible assets, net	13,347	14,000
Goodwill	17,185	17,185

Total Assets	$187,572	$174,905

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,273	$5,290
Accounts payable and accrued expenses	33,752	28,187
Long-term debt	20,484	27,973
Other liabilities	16,437	10,592
Shareholders’ equity	111,626	102,863

Total Liabilities and Shareholders’ Equity	$187,572	$174,905

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	6/30/2012	7/2/2011	6/30/2012	7/2/2011
Sales
Aerospace	$62,423	$51,942	$124,424	$102,141
Test Systems	2,566	3,533	5,703	8,462

Total Sales	64,989	55,475	130,127	110,603

Operating Profit and Margins
Aerospace	10,903	9,011	22,781	18,330
	17.5%	17.3%	18.3%	17.9%
Test Systems	(1,318)	(545)	(2,393)	(528)
	(51.4)%	(15.4)%	(42.0)%	(6.2)%

Total Operating Profit	9,585	8,466	20,388	17,802

Interest Expense	266	534	529	1,071
Corporate Expenses and Other	1,809	1,224	3,347	2,399

Income Before Taxes	$7,510	$6,708	$16,512	$14,332

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Astronics Corporation Reports Net Income Up 14.2% in Second Quarter 2012

August 7, 2012

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended			2012
	6/30/2012	7/2/2011	% change	6/30/2012	7/2/2011	% change	YTD %
Aerospace Segment
Commercial Transport	$41,179	$34,271	20.2%	$85,287	$67,196	26.9%	65.5%
Military	10,162	7,919	28.3%	19,081	17,179	11.1%	14.7%
Business Jet	8,283	7,426	11.5%	14,937	14,063	6.2%	11.5%
FAA/Airport	2,799	2,326	20.3%	5,119	3,703	38.2%	3.9%

Aerospace Total	62,423	51,942	20.2%	124,424	102,141	21.8%	95.6%

Test Systems Segment
Military	2,566	3,533	(27.4)%	5,703	8,462	(32.6)%	4.4%

Total	$64,989	$55,475	17.2%	$130,127	$110,603	17.7%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended			2012
	6/30/2012	7/2/2011	% change	6/30/2012	7/2/2011	% change	YTD %
Aerospace Segment
Cabin Electronics	$31,215	$26,874	16.2%	$66,254	$52,949	25.1%	50.9%
Aircraft Lighting	20,311	17,549	15.7%	37,299	35,720	4.4%	28.8%
Airframe Power	5,183	5,193	(0.2)%	9,712	9,769	(0.6)%	7.5%
Airfield Lighting	2,799	2,326	20.3%	5,119	3,703	38.2%	3.8%
Avionics Databus	2,915	—	100.0%	6,040	—	100.0%	4.6%

Aerospace Total	62,423	51,942	20.2%	124,424	102,141	21.8%	95.6%

Test Systems Segment	2,566	3,533	(27.4)%	5,703	8,462	(32.6)%	4.4%

Total	$64,989	$55,475	17.2%	$130,127	$110,603	17.7%	100.0%

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Astronics Corporation Reports Net Income Up 14.2% in Second Quarter 2012

August 7, 2012

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Trailing Twelve Months
	10/1/2011	12/31/2011	3/31/2012	6/30/2012	6/30/2012
Sales
Aerospace	$53,509	$58,224	$62,001	$62,423	$236,157
Test Systems	2,895	2,932	3,137	2,566	11,530

Total Sales	$56,404	$61,156	$65,138	$64,989	$247,687

Bookings
Aerospace	$61,718	$54,048	$58,567	$75,654	$249,987
Test Systems	2,761	2,506	2,272	1,526	9,065

Total Bookings	$64,479	$56,554	$60,839	$77,180	$259,052

Backlog
Aerospace	$101,352	$97,903	$94,468	$107,699	N/A
Test Systems	8,835	8,409	7,544	6,504	N/A

Total Backlog	$110,187	$106,312	$102,012	$114,203	N/A

Book:Bill Ratio
Aerospace	1.15	0.93	0.94	1.21	1.06
Test Systems	0.95	0.85	0.72	0.59	0.79

Total Book:Bill	1.14	0.92	0.93	1.19	1.05

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